NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2024
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 19, 2024) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2024, reporting net income of $77.8 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2024, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 8.40%, the daily average of the Secured Overnight Financing Rate for the first quarter of 2024 plus 300 basis points. The dividend, based on average stock outstanding for the first quarter of 2024, will be paid on May 2, 2024. As always, dividends remain at the discretion of the board.

"Higher interest rates and continued balance sheet strength led to a 36% increase in FHLBank Boston’s year-over-year net income in the first quarter,” said President and CEO Timothy J. Barrett. “The Bank was proud to set aside $11.0 million to support affordable housing development, down-payment assistance to income-eligible households, and low-cost loans for local small businesses throughout New England."

First Quarter 2024 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and members' demand for advances. During the first quarter of 2024, the Federal Open Market Committee (FOMC) maintained the target range for the federal funds rate between 525 and 550 basis points. During the quarter, the yield curve became less inverted with a modest increase in long-term interest rates reflecting continued strength in economic conditions. Market expectations of Federal Reserve rate cuts were pushed back to later in 2024.

Net income for the three months ending March 31, 2024, was $77.8 million, compared with net income of $57.2 million for the same period of 2023, primarily the result of an increase of $27.4 million in net interest income after provision for credit losses. These results led to an $8.7 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank voluntarily contributed $2.3 million to our discretionary housing and community investment programs for the three months ending March 31, 2024.

Net interest income after provision for credit losses for the three months ended March 31, 2024, was $109.2 million, compared with $81.8 million for the same period in 2023. The $27.4 million increase in net interest income after provision for credit losses was primarily driven by growth in our average mortgage backed security portfolio and average mortgage loan portfolio, as well as an increase in yields in the quarter ended March 31, 2024, resulting from higher market interest rates compared to 2023. In addition, there was a $12.4 million favorable variance in net unrealized gains and losses on fair value hedge ineffectiveness attributable to an increase in intermediate-term interest rates during the quarter ended March 31, 2024, compared to a decrease in interest rates during the same period in 2023.

Net interest spread was 0.31% for the three months ended March 31, 2024, an increase of 14 basis points from the same period in 2023, and net interest margin was 0.67%, an increase of 20 basis points from the three months ended March 31, 2023. The increase in net interest spread and margin was primarily attributable to the favorable variance in net unrealized gains and losses on fair value hedge ineffectiveness and to net accretion of MBS premium. In addition, the increase in net interest margin benefited from higher market interest rates.

March 31, 2024 Balance-Sheet Highlights

Total assets decreased $1.1 billion, or 1.7%, to $66.0 billion at March 31, 2024, down from $67.1 billion at year-end 2023. Advances were $39.9 billion at March 31, 2024, a decrease of $2.1 billion, or 4.9%, from $42.0 billion at December 31, 2023. Total investments were $22.3 billion at March 31, 2024, an increase of $1.1 billion from $21.2 billion at the prior year end and mortgage loans totaled $3.1 billion at March 31, 2024, an increase of $87.1 million from year-end 2023 as mortgage sales to the Bank increased.

GAAP capital at March 31, 2024, was $3.6 billion, an increase of $28.7 million from $3.5 billion at year-end 2023. During 2024, capital stock decreased by $59.4 million, primarily attributable to the decrease in advances. Total retained earnings grew to $1.8 billion during 2024, an increase of $36.4 million, or 2.0%, from December 31, 2023. Of this amount, restricted retained earnings totaled $466.7 million at March 31, 2024. Accumulated other comprehensive loss totaled $242.9 million at March 31, 2024, an improvement of $51.6 million from accumulated other comprehensive loss as of December 31, 2023.

The Bank was in compliance with all regulatory capital ratios at March 31, 2024, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2023.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	3/31/2024	12/31/2023	3/31/2023
ASSETS
Cash and due from banks	$70,616	$53,412	$6,594
Advances	39,905,499	41,958,583	49,622,282
Investments (2)	22,263,743	21,167,632	27,151,119
Mortgage loans held for portfolio, net	3,146,391	3,059,331	2,724,612
Other assets	644,027	903,316	659,037
Total assets	$66,030,276	$67,142,274	$80,163,644

LIABILITIES
Consolidated obligations, net	$61,079,028	$62,249,289	$75,117,991
Deposits	921,774	922,879	872,356
Other liabilities	462,187	431,492	358,550

CAPITAL
Class B capital stock	1,983,103	2,042,453	2,404,394
Retained earnings - unrestricted	1,360,373	1,339,546	1,305,619
Retained earnings - restricted (3)	466,723	451,154	411,133
Total retained earnings	1,827,096	1,790,700	1,716,752
Accumulated other comprehensive loss	(242,912)	(294,539)	(306,399)
Total capital	3,567,287	3,538,614	3,814,747
Total liabilities and capital	$66,030,276	$67,142,274	$80,163,644

Total regulatory capital-to-assets ratio	5.8%	5.7%	5.2%
Ratio of market value of equity (MVE) to par value of capital stock (4)	173%	170%	159%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2024	12/31/2023	3/31/2023

Total interest income	$891,303	$859,198	$802,924
Total interest expense	781,461	779,566	721,003
Net interest income	109,842	79,632	81,921
Net interest income after provision for credit losses	109,242	79,640	81,827
Other income	2,608	4,733	4,364
Operating expense	19,680	20,241	18,082
Federal Housing Finance Agency and Office of Finance	2,263	2,300	2,743
Discretionary housing and community investment programs (5)	2,304	3,571	772
Other expense	1,093	1,058	1,032
AHP assessment	8,664	5,733	6,375
Net income	$77,846	$51,470	$57,187

Performance Ratios: (6)
Return on average assets	0.47%	0.31%	0.32%
Return on average equity (7)	8.94%	6.03%	6.50%
Net interest spread	0.31%	0.12%	0.17%
Net interest margin	0.67%	0.49%	0.47%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024 (the 2023 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2023 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2023 Annual Report.
(5)    We have certain subsidized advance and grant programs, including our Jobs for New England (JNE), Housing Our Workforce (HOW), and Lift Up Homeownership programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2023 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expectations," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including the United States’ credit rating and its effect on the Bank); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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